Exhibit 99.2

FOR IMMEDIATE RELEASE

April 4, 2005

Contact: Robb Leer 612-701-0608 or Larry E. Williams – Ballistic Recovery Systems, Inc (BRS) 651-457-7491 or Info@brsparachutes.com

BALLISTIC RECOVERY SYSTEMS SIGNS LETTER OF INTENT TO PURCHASE FREE FLIGHT ENTERPRISES

Purchase of Aviation Safety Company Will Expand Emergency Parachute Systems Product Line

SOUTH ST. PAUL, Minn., April 4 /PRNewswire-FirstCall/ — Ballistic Recovery Systems, Inc. (OTC Bulletin Board: BRSI - News; http://www.BRSparachutes.com ), a whole-airplane parachute company, today announced that it has signed a non-binding letter of intent to acquire Free Flight Enterprises, an Aviation Safety systems company based in Lake Elsinore, California. The transaction remains subject to completion of diligence by BRS and the negotiation and execution of a definite agreement and related documents, as well as the satisfaction of any conditions to closing. The acquisition is anticipated to close in early summer.

“This acquisition of Free Flight Enterprises is a part of our strategy to expand our focus and provide products to a much wider market than we have addressed previously,” said Larry E. Williams, president and COO of BRS, Inc. “This is the next stage in our growth and a major milestone for the aviation safety industry. We plan to offer the same suite of products and flexibility that Free Flight is known for by all its customers.”

Free Flight Enterprises Inc, founded in 1976, is an aviation safety systems company that manufactures custom parachutes for commercial and recreational aircraft including ultra lights, hang gliders, & parafoils. Free Flight President Gary Douris, who will continue to manage the company’s California base of daily operations, said this sale presents an exciting opportunity. “This acquisition allows Free Flight to grow with its expanding customer base and partner with a technology leader in the aviation industry.”

In Ballistic Recovery Systems’ 25 year history, BRS has sold nearly 20,000 of its whole-plane parachute systems; BRS units have been documented to have saved over 177 lives.

The forward looking matters discussed here should be considered subject to risks and uncertainties, including market fluctuations, pricing, procurement, manufacturing efficiencies, and other risks that could cause the actual results to differ materially from those projected. For more information, review the company’s filings with the Securities and Exchange Commission, particularly the Company’s annual report on Form 10-KSB.

For more information on BRS contact: Larry E. Williams; BRS, Inc: Fleming Field, 300 Airport Road; South St. Paul, MN 55075; USA (LarryWilliams@BRSparachute.com) TEL 651.457.7491; FAX 651.457.8651 or Robb Leer media liaison at 953-842-8133 (Leercommunication@scc.net )